Exhibit 99.1

FOR IMMEDIATE RELEASE

MOBILE MINI, INC. REPORTS SECOND QUARTER OPERATING RESULTS

Tempe, AZ – July 24, 2003 — Mobile Mini, Inc. (NASDAQ National Market: MINI) today reported its financial results for the second quarter ended June 30, 2003.

		Three Months ended June 30, 2003

		Debt Restructuring	Litigation
	Pro forma	Expense(1)	Expense(2)	Actual

Revenue	$35,051,498	$—	$—	$35,051,498
EBITDA	13,016,204	—	154,601	12,861,603
Net Income (Loss)	4,333,043	6,368,611	94,307	(2,129,875)
Diluted Earnings (Loss) Per Share	$0.30	$0.44	$0.01	$(0.15)

		Six Months Ended June 30, 2003

		Debt Restructuring	Litigation
	Pro forma	Expense(1)	Expense(2)	Actual

Revenue	$68,793,487	$—	$—	$68,793,487
EBITDA	25,197,480	—	219,041	24,978,439
Net Income	8,205,479	6,368,611	133,616	1,703,252
Diluted Earnings Per Share	$0.57	$0.44	$0.01	$0.12

(1) The one-time debt restructuring expense includes the write-off of expenses associated with the prior credit agreement and termination of the interest rate swap agreements that took place during the second quarter concurrently with the issuance of $150 million of 91/2% senior notes due 2013 and the amendment and restatement of Mobile Mini’s $250 million revolving credit facility. Pro forma results exclude debt restructuring expense of $10.4 million ($6.4 million, after tax).

(2) Litigation expense represents legal and other costs expensed during the period related to the defense of the Florida litigation (Nuko Holdings I, LLC v. Mobile Mini) and related litigation discussed herein. Pro forma results exclude litigation expense.

Second Quarter 2003 (pro forma) vs. Second Quarter 2002

•	Total revenues increased 10.7% to $35.1 million from $31.7 million;

•	Lease revenues increased 12.0% to $30.9 million from $27.6 million;

•	Lease revenues comprised 88.3% of total revenues, versus 87.2% in Q2 2002;

•	EBITDA (earnings before interest expense, tax, depreciation, amortization and debt restructuring expense) rose 5.2%, to $13.0 million from $12.4 million;

•	Pro forma net income was $4.3 million or $0.30 per diluted share, near level with the prior year’s second quarter and at the mid-range of the Company’s projections.

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Mobile Mini, Inc. News Release July 24, 2003	Page 2

Other Second Quarter Highlights
•	Internal growth (the increase in leasing revenues at locations open one year or more excluding acquisitions) was 7.0%, not far from the 9.5% growth experienced in Q1 2003;

•	The average utilization rate was 77.3%, up from 75.5% for Q1 2003;

•	Yield declined 4.7% compared to last year’s second quarter. The decrease was due primarily to a decrease in less profitable ancillary revenue (primarily trucking revenue), and to lower rental rates in markets acquired in 2002. Many of these markets were in the Mid Atlantic and New England regions where rental rates are traditionally lower than Mobile Mini’s average rental rates;

•	Total containers on lease at the newly acquired branches comprising the Class of 2002 had risen 43.6% from the dates the various transactions closed last year to June 30, 2003.

Business Overview
Steven Bunger, Chairman, President & CEO of Mobile Mini, stated, “The second quarter was a successful one, especially considering the overall weakness in the economy. Revenues, especially lease revenues, continued their upward trend. While our internal growth rate slowed slightly as compared to the first quarter, 7% is a healthy growth rate in the current business climate. As expected, our average utilization rate rose in the second quarter. The second quarter average was 77.3%, which is well above the rate required under our credit agreement covenant. Our goal is to continue to increase the utilization rate as the year progresses.”

Discussing the Company’s operating margin, Mr. Bunger continued, “Our second quarter operating margin was 29.1% compared to 31.8% one year ago. The operating margin in the current year was impacted by higher insurance expenses as well as last year’s geographic expansion. In 2002, we entered 11 new markets, which typically have lower operating margins during their early years. These factors, which negatively impacted operating margins, were less pronounced than last quarter.”

Mobile Mini’s business model involves the expenditure of substantial fixed costs at all of its 46 locations in order to develop an infrastructure to support growth. Operating margins then increase when containers on lease at existing locations increase. Newer locations invariably produce lower operating margins until they increase their containers on lease. Historically, newer branches are the catalyst for growth in lease revenue and earnings as they mature. The table below shows operating margins and the return on the invested capital at our various branches sorted by the year they began operations. It illustrates the profitability of branches once they are firmly established. It also shows that older branches produced healthy returns on invested capital.

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Mobile Mini, Inc. News Release July 24, 2003	Page 3

			After Tax Return on
	Operating Margin %		Invested Capital
Year Branch	(after corporate allocation)		(NOPLAT)
Established	3 months ended June 30,		12 months ended June 30,

	2002	2003	2002	2003

Pre-1998 total	41%	38%	18%	14%
1998	39%	39%	16%	14%
1999	25%	19%	8%	6%
2000	17%	27%	7%	8%
2001	6%	18%	2%	6%
2002	17%	-2%	2%	2%
All Branches	32%	30%	13%	11%

Larry Trachtenberg, Executive Vice President & CFO noted, “A highlight of our second quarter was the $150 million senior note offering which brought us greatly improved financial flexibility. This was an opportunistic refinancing in which we locked in an attractive interest rate for 10 years during a period of historically low interest rates. We used the proceeds of the note offering to pay down borrowings under our revolving credit facility and we amended and restated the credit facility at the same time. As a result, our additional borrowing availability, which was approximately $10 million before the offering, is $76 million today. This substantial increase in liquidity, together with cash flow from operations, will allow us to continue to execute our business plan. We are firmly convinced that the increase in liquidity and the opportunities it creates, together with the opportunity to fix interest rates for 10 years, substantially outweigh the increased interest expense associated with the senior notes.”

Mr. Bunger continued, “We have the infrastructure in place at all our locations to support a much larger number of containers on lease. With the senior note offering completed, we have no foreseeable capital constraints that would limit our ability to replicate at our newer branches the EBITDA and operating income expansion that we’ve already achieved at older branches. Our primary focus will be to build out the network of 46 branches we have established over the last several years. The speed at which we build out this network will of course be dictated by a combination of our marketing ability and general economic conditions. By adding units on rent at existing branches, we can take advantage of the 73% EBITDA margins and approximately 60% pretax margins on incremental leasing revenue that our existing branches now deliver. This will enable us to achieve increased profitability and improved operating and EBITDA margins. In addition, we may enter two to four new markets this year.”

Concluding, Mr. Trachtenberg noted, “The previously announced $0.12 in EPS dilution from the higher interest costs associated with the senior notes is the only adjustment we are making to our 2003 pro forma guidance which is now $1.28 per diluted share rather than $1.40 which equates to EBITDA of approximately $57 million to $58 million. For the third quarter, we now expect earnings of $0.30 to $0.32 per diluted share and EBITDA of between $15 million and $15.5 million.”

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Mobile Mini News Release July 24, 2003	Page 4

Mobile Mini further stated that there are no further developments to report with regard to its appeal on the Florida jury verdict finding against Mobile Mini and for Nuko Holdings, nor on the indemnification claim Mobile Mini is pursuing against A-1 Trailer Rental, the organization from whom it purchased portable storage assets in Florida in 2000. Mobile Mini continues to expense all litigation costs and other expenses related to these Florida litigation matters. Mobile Mini is not reasonably able to estimate the ultimate loss, if any, in connection with the litigation against Nuko, and while Mobile Mini continues to disclose the litigation and related expenses, it has not accrued a loss contingency in connection with these litigation matters, and such non-accrual is in accordance with applicable accounting principles.

Conference Call
 Mobile Mini will host a conference call today, Thursday, July 24th 12 noon EDT to review second quarter financial results and recent corporate developments. To listen to the live call, please go to www.mobilemini.com and click on the Investor Relations section. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call can be accessed for approximately 14 days at Mobile Mini’s website.

Mobile Mini, Inc. is North America’s leading provider of portable storage solutions through its total fleet of approximately 88,000 portable storage units and portable offices. The Company currently has 46 branches and operates in 26 states and one Canadian province. For two consecutive years, Mobile Mini was named to Forbes Magazine’s list of the 200 Best Small Companies in America and the Fortune Magazine (Small Business) list of the 100 Fastest-Growing Publicly Held Small Businesses in America. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.

This news release contains forward-looking statements, particularly regarding operating prospects, expansion opportunities and earnings estimates for 2003, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.

(See Accompanying Tables)

Mobile Mini News Release July 24, 2003	Page 5

Mobile Mini, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in 000’s except for per share amounts)

	Three Months Ended June 30,

	2003 actual	2003 pro forma(2)	2002

Revenues:
Leasing	$30,942	$30,942	$27,617
Sales	3,990	3,990	3,806
Other	120	120	248

Total revenues	35,052	35,052	31,671

Costs and expenses:
Cost of sales	2,494	2,494	2,477
Leasing, selling and general expenses	19,542	19,542	16,829
Florida litigation expense(1)	155	—	—
Depreciation and amortization	2,673	2,673	2,305

Total costs and expenses	24,864	24,709	21,611

Income from operations	10,188	10,343	10,060
Other income (expense):
Interest income	—	—	4
Interest expense	(3,240)	(3,240)	(2,795)
Debt restructuring expense	(10,440)	—	—

Income (loss) before provision for income taxes	(3,492)	7,103	7,269
Provision for (benefit of) income taxes	(1,362)	2,770	2,835

Net income (loss)	$(2,130)	$4,333	$4,434

Earnings (loss) per share:
Basic:	$(0.15)	$0.30	$0.31

Diluted:	$(0.15)	$0.30	$0.31

Weighted average number of common and common share equivalents outstanding:
Basic	14,297	14,297	14,248

Diluted	14,437	14,437	14,486

Number of shares outstanding	14,301	14,301	14,254

EBITDA	$12,861	$13,016	$12,369

(1) Florida litigation expense consists of legal and other costs expensed during the period related to the defense of the Florida litigation (Nuko Holdings I, LLC v. Mobile Mini) and related litigation discussed in the Company’s SEC filings.

(2) Excluding effect of Florida litigation and 2003 debt restructuring expense.

Mobile Mini News Release July 24, 2003	Page 6

Mobile Mini, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in 000’s except for per share amounts)

	Six Months Ended June 30,

	Actual 2003	Pro Forma 2003(2)	Actual 2002	Pro Forma 2002(3)

Revenues:
Leasing	$60,646	$60,646	$52,705	$52,705
Sales	7,850	7,850	7,885	7,885
Other	298	298	469	469

Total revenues	68,794	68,794	61,059	61,059

Costs and expenses:
Cost of sales	4,948	4,948	5,159	5,159
Leasing, selling and general expenses	38,649	38,649	31,620	31,620
Florida litigation expense (1)	219	—	—	—
Depreciation and amortization	5,290	5,290	4,415	4,415

Total costs and expenses	49,106	48,887	41,194	41,194

Income from operations	19,688	19,907	19,865	19,865
Other income (expense):
Interest income	1	1	11	11
Interest expense	(6,456)	(6,456)	(5,222)	(5,222)
Debt restructuring expense	(10,440)	—	(1,300)	—

Income before provision for income taxes	2,793	13,452	13,354	14,654
Provision for income taxes	1,089	5,246	5,208	5,715

Net income	$1,704	$8,206	$8,146	$8,939

Earnings per share:
Basic:	$0.12	$0.57	$0.57	$0.63

Diluted:	$0.12	$0.57	$0.56	$0.61

Weighted average number of common and common share equivalents outstanding:
Basic	14,296	14,296	14,238	14,238

Diluted	14,412	14,412	14,547	14,547

Number of shares outstanding	14,301	14,301	14,254	14,254

EBITDA	$24,978	$25,197	$24,291	$24,291

(1) Florida litigation expense consists of legal and other costs expensed during the period related to the defense of the Florida litigation (Nuko Holdings I, LLC v. Mobile Mini) and related litigation discussed in the Company’s SEC filings.

(2) Excluding effect of Florida litigation and 2003 debt restructuring expense.

(3) Excludes 2002 debt restructuring expense.

Mobile Mini News Release July 24, 2003	Page 7

Mobile Mini, Inc.
Condensed Consolidated Balance Sheets
(in 000’s)

	June 30, 2003	December 31, 2002

	(Unaudited)	(Audited)
ASSETS
Cash	$163	$1,635
Receivables, net	15,119	16,234
Inventories	15,709	13,278
Lease fleet, net	358,900	337,084
Property plant and equipment, net	24,270	34,103
Deposits and prepaid expenses	4,924	3,776
Other assets and intangibles, net	7,501	3,022
Goodwill	51,463	51,758

Total assets	$488,049	$460,890

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$5,715	$8,766
Accrued liabilities	13,653	18,914
Line of credit	89,000	211,098
Notes payable	1,388	2,044
Obligations under capital leases	63	80
Senior notes	150,000	—
Deferred income taxes	44,475	41,319

Total liabilities	304,293	282,221

Commitments and contingencies
Stockholders’ equity:
Common stock; $0.01 par value, 95,000,000 shares authorized, 14,292,714 and 14,300,614 issued and outstanding at December 31, 2002 and June 30, 2003, respectively	143	143
Additional paid-in capital	116,199	116,117
Retained earnings	68,086	66,383
Accumulated other comprehensive loss	(672)	(3,974)

Total stockholders’ equity	183,756	178,669

Total liabilities and stockholders’ equity	$488,049	$460,890

CONTACT: Larry Trachtenberg, Executive VP &	-OR-	INVESTOR RELATIONS COUNSEL: The Equity Group Inc.
Chief Financial Officer		Linda Latman (212) 836-9609
Mobile Mini, Inc.		www.theequitygroup.com
(480) 894-6311
www.mobilemini.com

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